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                                                                    Exhibit 99.3


                              EMPLOYMENT AGREEMENT

      This Agreement is made as of the 1st day of June, 1999, by and between WMS INDUSTRIES INC., a Delaware corporation, with offices at 3401 North California Avenue, Chicago, Illinois 60618 (hereinafter called the "Corporation") and TERENCE M. DUNLEAVY, an individual residing at 1968 Pleasant Hill Lane, Lisle, Illinois 60532 (hereinafter called "Employee").

                              W I T N E S S E T H:

      WHEREAS, the Corporation desires to employ Employee and Employee is willing to accept such employment on the terms and subject to the conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

      1. Employment by Corporation. The Corporation hereby agrees to employ Employee to perform such duties on behalf of the Corporation and its affiliates as the Chairman of the Board and Chief Executive Officer or such officer as may subsequently be designated by the Board of Directors of the Corporation ("Management"), may from time to time determine, including without limitation duties with respect to regulatory compliance and governmental affairs relating to the design, development and manufacture for the Corporation of gaming devices ("Game[s]") to be manufactured and sold by the Corporation or by one or more of other corporations under common control with the Corporation (its "Affiliates"). The primary assignment of Employee shall be Vice President, Assistant General Counsel and Chief Compliance Officer.

      2. Employee's Acceptance of Employment. Employee hereby accepts such employment and agrees that throughout the period of his employment hereunder he will devote his full time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business of the Corporation and its Affiliates, he will perform the duties assigned to him pursuant to Paragraph 1 hereof, subject, at all times, to the direction and control of Management and he will do such reasonable traveling as may be required of him in the performance thereof.

      Employee shall at all times be subject to, observe and carry out such rules, regulations, policies, directions and restrictions as the Corporation shall from time to time establish. During the period of his employment by the Corporation, Employee agrees to be bound by the Corporation's Ethics and Conflicts of Interest Policy and any amendments adopted thereto, a copy of which Employee hereby acknowledges he has received and read, and Employee agrees that he shall not, without the prior written approval of Management, directly or indirectly, accept employment or compensation from or perform services of any nature for, any business enterprise other than the Corporation and its Affiliates and such enterprises previously disclosed to the Corporation in writing.


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      3. Term. Employee shall be employed for a term ("Term") of one (1) year commencing on the date hereof; provided, however, that during Employee's employment hereunder, such term shall be deemed to be automatically extended from time to time for an additional one (1) year period such that the term of Employee's employment shall not be less than one (1) year nor greater than one
(1) year, unless his employment is terminated voluntarily by Employee or by the Corporation for cause in accordance with Paragraph 6 hereof, in which case such term shall terminate immediately. Each year of the Term is hereafter referred to as an "Employment Year."

      4. Compensation/Benefits.

            4.1 The Corporation will pay to Employee as compensation for his services hereunder a salary of One Hundred Twenty Thousand Dollars ($120,000). Such salary may be adjusted from time to time as determined by Management and is to be payable in equal installments no less frequently than semimonthly. Employee shall also be entitled to receive an annual discretionary bonus in an amount of up to thirty percent (30%) of Employee's then current base salary. Such bonus shall be within the sole discretion of Management and will be based upon the extent to which Employee achieves mutually agreed corporate and personal performance criteria and objectives during the employment year; two-thirds (2/3) of such bonus calculation shall be based upon Employee's personal performance and one-third (1/3) of such bonus shall be based upon corporate performance criteria. Employee may be included, in the sole discretion of Management, in such other profit sharing, incentive or other bonus arrangements which may be in effect from time to time.

            4.2 Employee shall be entitled to participate during the Term, to the extent he is eligible under the terms and conditions thereof, in any pension, retirement, disability, hospitalization, insurance, medical service, or other employee benefit plan which is generally available to all employees of the Corporation (including Execu-Care supplemental medical and life insurance benefits) and which may be in effect from time to time during the period of his employment. The Corporation shall be under no obligation to institute or continue the existence of any such employee benefit plan.

      5. Business Expenses. The Corporation shall reimburse Employee for all authorized expenses reasonably incurred by him in accordance with the Corporation's "Travel and Entertainment Policy and Procedure" and any amendment thereof that the Corporation may adopt during his employment.

      6. Termination. In addition to all other rights and remedies which the parties may have under applicable law, Employee and the Corporation hereby agree: that the Corporation may terminate this Agreement and the services of Employee, effective upon the occurrence of any of the following events: (i) a material failure by Employee to perform his obligations under this Agreement;
(ii) the death of Employee or his disability for a period of three (3) consecutive months; (iii) Employee fails to follow the Corporation's "Ethics and Conflicts of Interest Policy," and any amendment thereof that the Corporation may adopt during his employment; or (iv) in the event that Employee shall act, whether with respect to his employment or otherwise, in a manner which is in violation of the criminal laws of the United States or any State or subdivision thereof


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(excluding minor violations) or which is reasonably likely to result in the loss of a gaming license held by the Corporation or by any Affiliate or in such entity's inability to become so licensed.

      7. Non-Competition. In consideration of the Corporation's entering into this Agreement:

            7.1 Employee agrees that during the Term hereof and, in the event Employee voluntarily terminates his employment or the Corporation terminates Employee's employment for cause, prior to the expiration of six (6) months following such termination of Employee's employment, he will not directly or indirectly own, manage, operate, join, control, participate in, perform any services for, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, consultant, partner, investor or otherwise, any business entity which is engaged in the design, manufacture and/or sale of any gaming devices or any business entity which is engaged in any other business in which the Corporation or any of its Affiliates is engaged. Nothing herein contained shall be deemed to prohibit Employee from investing his funds in securities of a company if the securities of such company are listed for trading on a national stock exchange or traded in the over-the-counter market and Employee's holdings therein represent less than five (5) percent of the total number of shares or principal amount of other securities of such company outstanding.

            7.2 Employee agrees that Employee will not, during the Term hereof or prior to the expiration of one (1) year following the termination of the Employee's employment for any reason, without the written consent of the Corporation, directly or indirectly, by action alone or in concert with others, induce or influence, or seek to induce or influence any person who is engaged by the Corporation or any of its Affiliates as an employee, agent, independent contractor or otherwise, to terminate his employment or engagement, nor shall Employee, directly or indirectly, through any other person, firm or corporation, employ or engage, or solicit for employment or engagement, or advise or recommend to any other person or entity that such person or entity employ or engage or solicit for employment or engagement, any person or entity employed or engaged by the Corporation.

      8. Confidentiality Agreement.

            8.1 As used herein, the term "Confidential Information" shall mean the terms of this Employment Agreement and any and all information of the Corporation and of its Affiliates (for purposes of Paragraphs 8, 9 and 10 of this Agreement, the Corporation's Affiliates shall be deemed included within the meaning of "Corporation"), including, but not limited to, all data, compilations, programs, devices, strategies, or methods concerning or related to
(i) the Corporation's finances, financial condition, results of operations, employee relations, amounts of compensation paid to officers and employees and any other data or information relating to the internal affairs of the Corporation and its operations; (ii) the terms and conditions (including prices) of sales and offers of sales of the Corporation's products and services; (iii) the terms, conditions and current status of the Corporation's agreements and relationship with any customer or supplier; (iv) the customer and supplier lists and the identities and business preferences of the Corporation's actual and prospective customers and suppliers or any employee or agent thereof with whom the Corporation communicates; (v) the trade secrets, manufacturing and operating


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techniques, price data, costs, methods, systems, plans, procedures, formulas, processes, hardware, software, machines, inventions, designs, drawings, artwork, blueprints, specifications, tools, skills, ideas, and strategic plans possessed, developed, accumulated OR acquired by the Corporation; (vi) any communications between the Corporation, its officers, directors, shareholders, or employees, and any attorney retained by the Corporation for any purpose, or any person retained or employed by such attorney for the purpose of assisting such attorney in his or her representation of the Corporation; (vii) any other information and knowledge with respect to all gaming developed or in any stage of development by the Corporation; (viii) the abilities and specialized training or experience of others who as employees or consultants of the Corporation during the Employee's employment have engaged in the design or development of any such products; and
(ix) any other matter or thing, whether or not recorded on any medium, (a) by which the Corporation derives actual or potential economic value from such matter or thing being not generally known to other persons or entities who might obtain economic value from its disclosure or use, or (b) which gives the Corporation an opportunity to obtain an advantage over its competitors who do not know or use the same.

            8.2 Employee acknowledges and agrees that the Corporation is engaged in the highly competitive gaming device business and has expended, or will expend, significant sums of money and has invested, or will invest, a substantial amount of time to develop and maintain the secrecy of the Confidential Information. The Corporation has thus obtained, or will obtain, a valuable economic asset which has enabled, or will enable, it to develop an extensive reputation and to establish long-term business relationships with its suppliers and customers. If such Confidential Information were disclosed to another person or entity or used for the benefit of anyone other than the Corporation, the Corporation would suffer irreparable harm, loss and damage. Accordingly, Employee acknowledges and agrees that, unless the Confidential Information becomes publicly known through legitimate origins not involving an act or omission by Employee:

            (i) the Confidential Information is, and at all times hereafter shall remain, the sole property of the Corporation;

            (ii) Employee shall use his best efforts and the utmost diligence to guard and protect the Confidential Information from disclosure to any competitor, customer or supplier of the Corporation or any other person, firm, corporation or other entity;

            (iii) unless the Corporation gives Employee prior express written permission, during his employment and thereafter, Employee shall not use for his own benefit, or divulge to any competitor or customer or any other person, firm, corporation, or other entity, any of the Confidential Information which Employee may obtain, learn about, develop or be entrusted with as a result of Employee's employment by the Corporation; and


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            (iv) except in the ordinary course of the Corporation's business,
            Employee shall not seek or accept any Confidential Information from any former, present or future employee of the Corporation.

            8.3 Employee also acknowledges and agrees that all documentary and tangible Confidential Information including, without limitation, such Confidential Information as Employee has committed to memory, is supplied or made available by the Corporation to the Employee solely to assist him in performing his services under this Agreement. Employee further agrees that after his employment with the Corporation is terminated for any reason:

            (i) Employee shall not remove from the property of the Corporation and shall immediately return to the Corporation, all documentary or tangible Confidential Information in his possession, custody, or control and not make or keep any copies, notes, abstracts, summaries, tapes or other record of any type of Confidential Information; and

            (ii) Employee shall immediately return to the Corporation any and all other property of the Corporation in his possession, custody or control, including, without limitation, any and all keys, security cards, passes, credit cards and marketing literature.

      9. Invention Disclosure. Employee agrees to disclose to the Corporation promptly and fully all ideas, inventions, discoveries, developments or improvements ("Inventions") that may be made or conceived by him and all "Intellectual Material" (as defined below) that may be created or developed by him (whether such Inventions or "Intellectual Material" are developed solely by him or jointly with others) either during his employment by the Corporation or during a period of one (1) year after the termination of his employment with the Corporation which either (i) in any way is connected with or related to the actual or contemplated business, work, research or undertakings of the Corporation or (ii) results from or is suggested by any task, project or work that he may do for, in connection with, or on behalf of the Corporation. Employee agrees that such Inventions and "Intellectual Material" shall become the sole and exclusive property of the Corporation and Employee hereby assigns to the Corporation all of his rights to any such Inventions and "Intellectual Material." As used herein, "Intellectual Material" shall include, but shall not be limited to, ideas, titles, themes, production ideas, methods of presentation, artistic renderings, sketches, plots, music, lyrics, dialogue, phrases, slogans, catch words, characters, names and similar literary, dramatic and musical material, trade names, trademarks and service marks and all copyrightable expressions in audio visual works, computer software, electronic circuitry and all mask works for integrated circuits. With respect to Inventions and Intellectual Material, Employee shall during the period of his employment hereunder and at any time and from time to time hereafter (a) execute all documents requested by the Corporation for vesting in the Corporation the entire right, title and interest in and to the same, (b) execute all documents requested by the Corporation for filing and prosecuting such applications for patents, trademarks and/or copyrights as the Corporation, in its sole discretion, may desire to prosecute, and (c) give the Corporation all assistance it reasonably requires, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect the Corporation's right therein and thereto. If any such assistance is required following the termination of Employee's


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employment with the Corporation, the Corporation shall reimburse Employee for his lost wages or salary and the reasonable expenses incurred by him in rendering such assistance. Anything contained in this paragraph to the contrary notwithstanding, this paragraph does not apply to an Invention or Intellectual Material for which no equipment, supplies, facilities, or trade secret information of the Corporation was used and which was developed entirely on the Employee's own time, unless the Invention or Intellectual Material relates: (i) to the business of the Corporation, (ii) to the Corporation's actual or demonstrably anticipated research or development, or (iii) the Invention or Intellectual Material results from any work performed by the Employee for the Corporation.

      10. Remedies. Employee acknowledges and agrees that the business of the Corporation is highly competitive and that the provisions of Paragraphs 7, 8 and 9 are reasonable and necessary for the protection of the Corporation and its Affiliates and that any violation of such covenants would cause immediate, immeasurable and irreparable harm, loss and damage to the Corporation not adequately compensable by a monetary award. Accordingly, the Employee agrees, without limiting any of the other remedies available to the Corporation, that any violation of said covenants, or any one of them, may be enjoined or restrained by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary or final injunctions may be issued by any court of competent jurisdiction, without notice and without bond. In the event any proceedings are commenced by the Corporation against Employee for any actual or threatened violation of any of said covenants and if the Corporation prevails in such litigation, then, Employee shall be liable to the Corporation for, and shall pay to the Corporation, all costs and expenses of any kind, including reasonable attorneys' fees, which the Corporation may incur in connection with such proceedings.

      11. Change of Control. If at any time during the term of this Agreement
(i) any individuals who presently constitute the Board of Directors of the Corporation, or who have been recommended for election to the Board of the Corporation by two-thirds of the Board of the Corporation consisting of individuals who are either presently on such Board or such recommended successors cease for any reason to constitute at least a majority of such Board (such event being hereafter referred to as a "Change of Control"), and (ii) thereafter, the Corporation breaches its obligations to Executive under this Agreement (iii) Executive gives written notice to the Corporation within 60 days after such breach of his election to terminate his employment hereunder, the Corporation shall pay to Executive within 15 days after Executive's delivery of such notice, as severance pay and liquidated damages, in lieu of any other rights or remedies which might otherwise be available to him under this Agreement, and without mitigation of any kind or amount, whether or not Executive shall seek other employment, a lump sum equal in amount to the lesser of (i) the annual base salary payable to Executive pursuant to subsection 4.1 of this Agreement or (ii) the maximum amount which could be payable to Executive without any portion of such amount being subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended. In addition, all unexpired options to purchase securities of the Corporation granted to Executive before the Change of Control shall, if unvested, vest fully on the date of the Change of Control, notwithstanding any vesting provisions of such options. The payments provided for this Section 11 shall be paid in full, without discount to present value.


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      12. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the matters set forth herein and no amendment or modification hereof shall be valid or binding unless made in writing and signed by both parties hereto.

      13. Notices. Any notice, required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by certified mail, return receipt requested, postage and fees prepaid as follows:

      if to the Corporation at:
            its address set forth above,
            Attention:  Executive Vice President, General Manager and
                        Chief Operating Officer
      with a copy to:
            Vice President & General Counsel
            WMS Industries Inc.
            3401 North California Avenue
            Chicago, Illinois  60618

      and, if to Employee, at his address set forth above.

      Either of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given as provided herein. The date of the giving of any notice hereunder shall be the date delivered or if sent by mail, shall be the date of the posting of the mail.

      14. Non-Assignability. Neither this Agreement nor the right to receive any payments hereunder may be assigned by Employee. This Agreement shall be binding upon Employee and inure to the benefit of his heirs, executors and administrators and be binding upon the Corporation and inure to the benefit of its successors and assigns.

      15. Choice of Law And Forum. This Agreement shall be governed, interpreted and construed under the laws of the State of Illinois without regard to its conflict of law principles. The parties agree that any dispute or litigation arising in whole or in part hereunder shall, at the option of the Corporation, be litigated in any state or Federal court of competent subject matter jurisdiction sitting in Cook County, Illinois, to the jurisdiction of which and venue in which Employee irrevocably consents.

      16. Waiver. No course of dealing nor any delay on the part of any party in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

      17. Severability. If any provision of this Agreement including any paragraph, sentence, clause or part thereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions of such paragraph, sentence, clause or part thereof shall not be affected, but shall, subject to the discretion of such


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court, remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.

      18. Survival at Termination. The termination of Employee's employment hereunder shall not affect his obligations to the Corporation hereunder which by the nature thereof are intended to survive any such termination including, without limitation, Employee's obligations under Paragraphs 7, 8 and 9.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above set forth.

                           WMS GAMING INC.

                           By:  /s/  Kevin L. Verner
                               ----------------------------------------------
                               Kevin L. Verner
                               Executive Vice President, General Manager & COO

                           EMPLOYEE:

                                    /s/ Terence M. Dunleavy
                               ----------------------------------------------
                               Terence M. Dunleavy


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